Exhibit 10.20

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF

ENSYSCE BIOSCIENCES, INC.

The undersigned, constituting all of the members of the Compensation Committee (the “Committee”) of the Board of Directors of Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), pursuant to Section 141(f) of the Delaware General Corporation Law and the Company’s Bylaws, hereby adopt the following recitals and resolutions by written consent, effective as of the last date set forth on the signature pages hereto:

Compensation Approval and Option Grant – Lynn Kirkpatrick

WHEREAS, Lynn Kirkpatrick has agreed to continue in her full time service as Chief Executive Officer of the Company and, as consideration therefore, the Company has agreed to grant to Dr. Kirkpatrick a stock option and to pay salary to Dr. Kirkpatrick subject to the receipt by the Company, as measured from and after the date hereof, of certain minimum aggregate funding, in the form of either new debt or new equity, from persons other than Bob Gower and Will Chang or their affiliates (such funding being referred to as “Qualifying Funding”); and

WHEREAS, the Committee desires to evidence its approval of the compensation arrangements negotiated with Dr. Kirkpatrick.

NOW, THEREFORE, be it, and it is hereby:

RESOLVED, that, Committee, having reviewed the price at which the Company’s common stock has been sold in recent transactions, has determined that $0.212 per share is the current fair market value of the Company’s common stock;

RESOLVED FURTHER, that an option (the “Option”) be, and it hereby is, granted to Lynn Kirkpatrick to purchase the shares of the Company’s Common Stock set forth on the Notice of Stock Option Grant (the “Notice of Grant”) attached hereby as Exhibit A pursuant to the Company’s 2016 Stock Incentive Plan and on the terms described in the Notice of Grant;

RESOLVED FURTHER, that, subject to the right of the Committee to review and adjust compensation as provided hereafter, so long as Lynn Kirkpatrick shall continue to serve as Chief Executive Officer of the Company on a full time basis, Dr. Kirkpatrick’s salary shall be fixed as follows: (i) until such time as the Company shall have received Qualifying Funding of $2 million, no salary shall be payable to Dr. Kirkpatrick; (ii) at such time, if ever, as the Company shall have received Qualifying Funding of $2 million or more, but less than $10 million, Dr. Kirkpatrick shall receive annual salary of $150,000; and (iii) at such time, if ever, as the Company shall have received Qualifying Funding of $10 million or more, Dr. Kirkpatrick shall receive annual salary of $320,000;

RESOLVED FURTHER, that the Compensation Committee shall review Dr. Kirkpatrick’s compensation at least annually and shall adjust the same as it deems appropriate; provided that Dr. Kirkpatrick shall be entitled to such additional benefits as shall be generally available to all other officers of the Company and, without the consent of Dr. Kirkpatrick, the salary and benefits to Dr. Kirkpatrick shall not be reduced.

General

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, directed and empowered to execute any instruments or documents or amendments or supplements to such documents, or to do, or cause to be done, any and all other acts and things as such officers, and each of them may, in their discretion, deem necessary or advisable and appropriate to carry out the purposes of the foregoing resolutions.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Action by Unanimous Written Consent as of the latest date set forth below. This written consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same written consent.

Directors:

Dated: January 15, 2016	/s/ Bob Gower
Bob Gower

Dated: January 15, 2016	/s/ William Chang
William Chang

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